Exhibit 99.1

News Release


Contact:

Michael A. Steeves
Director, Investor Relations
415-983-8169


    HOMESTAKE COMPLETES ACQUISITION OF PLUTONIC RESOURCES

     San Francisco, CA, April 30, 1998 -- Homestake Mining Company (NYSE:HM) announced today that it has completed the acquisition of Plutonic Resources Limited, the third largest gold producer in Australia. Shareholders of both companies approved the combination at separate meetings held in Sydney, Australia and San Francisco on April 29, 1998. The Supreme Court of New South Wales in Australia gave final approval of the transaction on April 30, 1998.

     Homestake will issue approximately 64.4 million shares to the Plutonic securities holders, worth approximately $770 million at the NYSE closing price on April 29, 1998. Holders of Plutonic fully paid ordinary shares will receive 34 shares of Homestake for every 100 shares of Plutonic owned by them. Certificates representing share ownership in Homestake plus a check for cash in lieu of fractional shares are expected to be mailed on or about May 15, 1998 to security holders on the Plutonic register on May 11, 1998.

     As a result of the acquisition, Homestake is now the second largest gold producer in Australia. The Company will utilize its proven underground mining expertise to expedite development and mining of the large Plutonic and Centenary gold deposits in Western Australia. In addition, it plans to accelerate exploration on the high quality portfolio of exploration properties acquired with Plutonic. These properties include a very large land position in one of the most prospective areas for discovering gold in the world. Over 30 million ounces of gold have been found in Western Australia in recent years. Homestake is confident that over the next few years it will be able to add a significant number of ounces to existing gold reserves, which support the Company's expanded Australian operations.

      Homestake Mining Company is an international gold mining company with substantial operations and exploration in the United States, Australia and Canada. The Company also has a number of quality exploration and development projects in Latin America and Eastern Europe. Homestake has received numerous industry environmental and safety awards for its responsible environmental, health and safety record.

   Certain statements contained in this press release that are not statements of historical facts are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on beliefs of management, as well as assumptions made by and information currently available to management. Forward-looking statements include those preceded by the words "believe," "estimate," "expect," "intend," "will," and similar expressions, and include reserve estimates of future production, costs per ounce, commencement of operations and cost savings. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results. Some important factors and assumptions that could cause actual results to differ materially from expected results are discussed below. Those listed are not exclusive. Historical information with respect to Plutonic Resources Limited was provided by Plutonic.

   Reserve estimation is an interpretive process based on drilling results and past experience as well as estimates of ore characteristics and mining dilution, prices, costs of mining and processing, capital expenditures and many other factors. Actual quality and characteristics of ore deposits cannot be known until ore is actually mined. Reserves change over time to reflect actual experience. Grades of ore processed at any time also may vary from reserve estimates due to geologic variations within areas mined. Production may vary from estimates because of changes in reserves, variation in ore mined from estimated grade and metallurgical characteristics, unexpected ground conditions, mining dilution, labor actions, and government restrictions. Cash costs may vary due to changes from reserve and production estimates, unexpected mining conditions, and changes in estimated costs of equipment, supplies, utilities, labor costs and exchange rates.